                                                                    Exhibit 11.0

                    PAMRAPO BANCORP, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                -----------------------------------------------


                                                            Three Months Ended
                                                              March 31, 1999
                                                            ------------------
Net income                                                      $ 1,089,707
                                                                ===========

Weighted average shares outstanding - basic and diluted           2,842,924
                                                                ===========

Basic and diluted earnings per share                            $      0.38
                                                                ===========

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